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                                                                                                                         EXHIBIT 11


COMPUTATION OF EARNINGS PER COMMON SHARE
The Chase Manhattan Corporation and Subsidiaries


                                                                                            Year Ended  December 31,
                                                                                            ------------------------
($ in millions, except per share amounts)                                             1993            1992            1991
- -----------------------------------------                                             ----            ----            ----
Primary:
Net Income Before Cumulative Effect of Change In Accounting Principle         $        466  $          639   $         520
Cumulative Effect of Change In Accounting Principle-Adoption of SFAS 109               500               -               -
                                                                              ------------  --------------   -------------
Net Income                                                                             966             639             520
   Less: Preferred Stock Dividend Requirements                                         140             124             100
                                                                              ------------  --------------   -------------
Net Income Applicable to Common Stock                                         $        826  $          515   $         420
                                                                              ------------  --------------   -------------
Average Common and Common Equivalent Shares Outstanding                        172,334,060     148,725,742     134,759,130
                                                                              ------------  --------------   -------------
Before Cumulative Effect of Change In Accounting Principle                    $       1.89  $         3.46   $        3.12
Cumulative Effect of Change In Accounting Principle-Adoption of SFAS 109              2.90               -               -
                                                                              ------------  --------------   -------------
Primary Earnings Per Common Share                                             $       4.79  $         3.46   $        3.12
                                                                              ------------  --------------   -------------
Assuming Full Dilution:
Net Income Applicable to Common Stock                                         $        826  $          515   $         420
                                                                              ------------  --------------   -------------
Average Common and Common Equivalent Shares Outstanding                        172,334,060     148,725,742     134,759,130
Add:
 Shares Issuable upon Exercise of Stock Options
  and Conversion of Restricted Stock Units                                         817,358       1,918,801       1,385,842
                                                                              ------------  --------------   -------------
Shares of Common Stock Outstanding-as Adjusted                                 173,151,418     150,644,543     136,144,972
                                                                              ------------  --------------   -------------
Earnings Per Common Share Assuming Full Dilution                              $       4.77  $         3.41   $        3.08
                                                                              ------------  --------------   -------------
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